New York Telephone Company

                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)

                                                                            Years Ended December 31,
                                                            ---------------------------------------------------
                                                              1997       1996 *      1995 *    1994 *    1993 *
                                                              ----       ------      ------    ------    ------
Income before provision for income taxes,
    extraordinary items, and cumulative effect of
    changes in accounting principles                        $  637.6    $1,215.6    $  770.0   $515.4    $120.2
Interest expense, including interest on capital
    lease obligations                                          332.1       288.5       306.8    314.4     348.6
Portion of rent expense representative of the
    interest factor                                             35.4        31.5        32.2     33.3      37.6
                                                          -----------------------------------------------------
Income, as adjusted                                         $1,005.1    $1,535.6    $1,109.0   $863.1    $506.4
                                                          =====================================================


Fixed charges:
Interest expense, including interest on capital
  lease obligations                                         $  332.1   $   288.5    $  306.8   $314.4    $348.6
Portion of rent expense representative of the
  interest factor                                               35.4        31.5        32.2     33.3      37.6
Interest capitalized on construction                            21.6        22.4         ---      ---       ---
                                                          -----------------------------------------------------
Fixed Charges                                               $  389.1   $   342.4    $  339.0   $347.7    $386.2
                                                          =====================================================
Ratio of Earnings to Fixed Charges                              2.58        4.48        3.27     2.48      1.31
                                                          =====================================================

* Revised to reflect certain reclassifications in presentation and certain retroactive adjustments to conform the accounting methodologies of Bell Atlantic and NYNEX as a result of the merger.